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                                                                    EXHIBIT 99.1


                                  PRESS RELEASE
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FOR IMMEDIATE RELEASE
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DATE:         November 14, 2002
CONTACT:      Larry Toombs, President
              Blue River Bancshares, Inc.
              (317) 398-9721


   BLUE RIVER BANCSHARES, INC. ANNOUNCES THIRD QUARTER 2003 FINANCIAL RESULTS

         SHELBYVILLE, INDIANA - BLUE RIVER BANCSHARES, INC. (NASDAQ SC: BRBI) reported a net loss of $306,000 for the three month period ending September 30, 2002 compared to a net loss of $218,000 for the same three month period of 2001. Lawrence T. Toombs, President of the Company, commented on the third quarter results. "The losses for the third quarter of 2002 resulted from a decline in net interest income before provision for loan losses and a decline in non-interest income. These declines are mainly attributable to the sale, in December, 2001, of our two branches located in Fort Wayne, Indiana and the retention of approximately $30 million in higher priced liabilities from the Fort Wayne market. These liabilities continue to mature and reprice which will enable the Bank to improve its net interest margin. The $146,000 reduction of non-interest expenses was negatively impacted by the accrual of $158,000 for data processing conversion costs and an additional charge of $112,000 to income for estimated completion of the environmental remediation plan with respect to the St. Paul branch of Shelby County Bank."

         For the nine-month period ended September 30, 2002, the Company's net loss increased to $3,133,000 compared to a net loss of $727,000 during the nine-month period ended September 30, 2001.


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Net income decreased $2,406,000 between the nine months ended September 30, 2002 and the nine-month period ended September 30, 2001. This decrease was primarily attributable to the change in accounting principle related to goodwill impairment. Net loss before taxes and the effect of the change in accounting principle was $1,202,000 compared to a net loss of $1,134,000.00 for the nine-month period ended September 30, 2001.

         As of September 30, 2002, the Company's total assets were $109,339,000 a decrease of $16,451,000 from December 31, 2001. This decline was part of the Bank's strategy to maintain a "well-capitalized" status. Overall asset reduction for the year was impacted by the sale of the Fort Wayne branches.

         On June 7, 2002 the Company entered into a stock purchase agreement with a group of investors for the sale of common stock. On September 17, 2002, the Company sold 309,889 shares of common stock at a price of $4.73. The net proceeds to the Company were $1,401,000 of which $1,350,000 was contributed to the Bank as capital. This contribution has increased the Bank's ability to make new loans and acquire other earning assets while maintaining sufficient regulatory capital levels.

         Shareholder equity at September 30, 2002 was $11,199,000, a decrease of $1,394,000 compared to $12,593,000 at December 31, 2002. The decrease is the result of the Company's net loss of $3,133,000 offset by $338,000 of unrealized gains within the Company's available for sale securities portfolio and the net increase in capital of $1,401,000 from the private placement of common stock issued during the third quarter of 2002.

         Mr. Toombs further commented. "The change in the treatment of goodwill on the books of Shelby County Bank negatively impacted the reported income of the Company. However, these transactions do not impact the operations of the Company or the Bank. There is no impact


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on cash or liquidity; and although total capital is reduced by this amount, the tangible capital of the Company and the risk based capital ratios of the Bank remain the same.

         The Bank has continued to position itself to take advantage of the future reduction in funding costs, sound growth in income producing assets and future reduction in non-earning assets and problem loans. In addition, the Bank is increasing its capability to offer more competitive products and services by upgrading its data processing systems. This change will be effective November 15, 2002. We have also added highly qualified and professional staff in the positions of Chief Credit Officer, Chief Financial Officer and head of Compliance and Auditor.

         On November 14, 2002, pursuant to 18 U.S.C. Section 1350 as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, Blue River submitted to the Securities and Exchange Commission the certification by its Chief Executive Officer and Principal Accounting Officer of the Quarterly Report on Form 10-QSB for the quarter ended September 30, 2002.

         This press release contains forward-looking statements based on current management expectations. These forward-looking statements involve certain risks and uncertainties. Future results may differ materially from those contemplated by such forward-looking statements. Factors that may cause actual results to differ materially from such statements include, among others, the following: 1) the Company is unable to complete the second closing; 2) competitive pressure among financial services companies increases significantly; 3) general economic conditions are less favorable than expected; 4) changes in the interest rate environment reduce interest margins and impact funding sources; 5) changes in market rates and prices may adversely impact the value of financial products; 6) legislation or regulatory requirements or changes adversely affect the businesses in which the Company is engaged; 7) litigation liabilities, including costs, expenses, settlements and judgments may adversely affect the Company. For further information, please read the Company's reports filed with the SEC and available at www.sec.gov.


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